Exhibit 99.1

Hercules Offshore Announces Fourth Quarter and Full Year 2013 Results
HOUSTON, February 6, 2014 /PRNewswire/ -- Hercules Offshore, Inc. (Nasdaq: HERO) today reported a loss from continuing operations of $100.8 million, or $0.63 per diluted share, on revenue of $235.3 million for the fourth quarter 2013, compared to income from continuing operations of $2.4 million, or $0.01 per diluted share, on revenue of $174.7 million for the fourth quarter 2012. As outlined in the Reconciliation of GAAP to Non-GAAP Financial Measures, fourth quarter 2013 results include the following pre-tax items:

•	$114.2 million non-cash impairment charge related to the cold stacked Hercules 153, Hercules 203, Hercules 206 and Hercules 250;

•	$11.5 million loss on the sale of Hercules 170;

•	$31.6 million gain from the insurance settlement on Hercules 265; and

•	$29.3 million charge related to the early retirement of the Company's 10.5% senior notes and issuance of the Company's 7.5% senior notes.

On an after-tax basis, these items approximated a net charge of $123.4 million, or $0.77 per diluted share.

For the twelve month period ended December 31, 2013, the Company reported a loss from continuing operations of $26.8 million, or $0.17 per diluted share, on revenue of $858.3 million, compared to a loss from continuing operations of $121.0 million, or $0.79 per diluted share, on revenue of $618.2 million for the twelve month period ended December 31, 2012. As outlined in the Reconciliation of GAAP to Non-GAAP Financial Measures, results for the twelve month periods ended December 31, 2013 and December 31, 2012 include various gains and losses that affect comparability between periods. On an after-tax basis, these items recorded during the twelve month period ended December 31, 2013 reduced results by $70.8 million, or $0.44 per diluted share, while the twelve month period ended December 31, 2012 included items that reduced results by $59.0 million, or $0.39 per diluted share.

John T. Rynd, Chief Executive Officer and President of Hercules Offshore stated, “2013 was a pivotal year for our Company, highlighted by efforts to modernize our fleet, substantially expand our revenue backlog and rationalize our asset mix to better align resources to segments that offer the most attractive long-term investment opportunities. For 2014, we expect to generate solid cash flow based on our existing contract coverage and current outlook.

"In the U.S. Gulf of Mexico, we have secured pricing increases across a number of our contracted rigs, and leading edge dayrates are expected to be relatively stable. While various customers are embarking on new drilling programs that suggest strong long-term demand in the U.S. Gulf of Mexico, near-term demand may experience some seasonality, and we will manage our domestic fleet prudently to maximize margins and cash flow. In our International Offshore segment, initial drilling operations on the Hercules Triumph are proceeding exceptionally well. Contracting efforts for the Hercules Resilience and follow on work for the Hercules Triumph are in advanced stages of negotiation, and we expect to formalize contracting by late first quarter 2014."
Domestic Offshore
Revenue generated from Domestic Offshore for the fourth quarter 2013 increased by 48.9% to $135.6 million from $91.1 million in the fourth quarter 2012, as a result of higher dayrates.  Average revenue per rig per day rose by 48.0% to $100,160 in the fourth quarter 2013 from $67,681 in the comparable 2012 period. Utilization was stable at 81.8% in the fourth quarter 2013 versus 81.3% in the fourth quarter 2012. Operating expenses of $33.3 million in the fourth quarter 2013 include the insurance settlement gain on the Hercules 265 of approximately $31.6 million, and compares to operating expenses of $60.1 million in the fourth quarter 2012, which includes approximately $8.3 million of net gains from asset sales. Excluding these items, the segment operating expense declined by approximately $3.5 million, due primarily to reduced costs on the Hercules 265 and lower workers compensation expense, partially offset by additional operating costs incurred on Hercules 209 as well as higher labor and rig insurance expenses. Domestic Offshore generated an operating loss of $34.0 million in the fourth quarter 2013, which includes a non-cash impairment charge of $114.2 million, compared to operating income of $9.9 million in the fourth quarter 2012.
International Offshore
International Offshore revenue increased to $63.5 million in the fourth quarter 2013 from $49.8 million in the fourth quarter 2012, which included a $10.0 million payment from Angola Drilling Company related to a prior contract on the Hercules 185. Average revenue per rig per day for the fourth quarter 2013 increased to $139,037 from $137,671 in the fourth quarter 2012. Operating days increased by 26% to 457 days in the fourth quarter 2013 compared to 362 days in the respective 2012 period. The improvements in average revenue per day and operating days are largely attributable to the additions of the Hercules 266, Hercules 267 and Hercules Triumph to the fleet. Operating expenses were $51.9 million in the fourth quarter 2013, which included an $11.5 million loss on the sale of Hercules 170, as compared to $27.1 million in the fourth quarter 2012. Excluding this loss, the increase in segment operating expense was driven largely by the additional working rigs in the fleet. International Offshore recorded an operating loss of $6.8 million in the fourth quarter 2013 compared to operating income of $9.8 million in the prior year period.
Liftboats
International Liftboats revenue increased by 7.1% to $36.2 million in the fourth quarter 2013 from $33.8 million in the prior year period. Average revenue per liftboat per day increased to $25,901 in the fourth quarter 2013 from $22,961 in fourth quarter 2012, due in part to the addition of the Bull Ray. Utilization decreased to 66.0% from 74.8% in the same respective periods, primarily due to lower activity in West Africa. Operating expenses increased to $20.6 million in the fourth quarter 2013 from $16.4 million in the fourth quarter 2012, driven by the addition of the Bull Ray, as well as higher labor, registration and transportation expenses. International Liftboats recorded operating income of $9.7 million in the fourth quarter 2013 compared to operating income of $11.6 million in the prior year period.
Discontinued Operations
Due to the classification of our former Domestic Liftboats and Inland segments, which were sold in the third quarter 2013, as discontinued operations, the Company's historical financial information has been recast to reflect the results of operations of these two segments as discontinued operations for all periods presented.
Non-GAAP
Certain non-GAAP performance measures and corresponding reconciliations to GAAP financial measures for the Company have been provided for meaningful comparisons between current results and prior operating periods. Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position, or cash flows that excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles. In order to fully assess the financial operating results, management believes that the adjusted income (loss) from continuing operations figures included in this release are appropriate measures of the continuing and normal operations of the Company. However, these measures should be considered in addition to, income (loss) from continuing operations, and not as a substitute for, or superior to, net income (loss), operating income (loss), cash flows from operations, or other measures of financial performance prepared in accordance with GAAP. The non-GAAP measures included in this press release have been reconciled to the nearest GAAP measure in the table that follows the financial statements. Please see the attached Reconciliation of GAAP to Non-GAAP Financial Measures for a complete description of the adjustments made to Operating Income (Loss), Loss from Continuing Operations and Diluted Loss per Share.
Conference Call Information
Hercules Offshore will conduct a conference call at 10:00 a.m. CST (11:00 a.m. EST) on February 6, 2014, to discuss its fourth quarter and full year 2013 financial results. To participate in the call, dial 866-277-1184 (Domestic) or 617-597-5360 (International) and reference access code 40102958 approximately 10 minutes prior to the start of the call. The conference call will also be broadcast live via the Internet at http://www.herculesoffshore.com.
A replay of the conference call will be available by telephone on February 6, 2014, beginning at 2:00 p.m. CST (3:00 p.m. EST), through February 13, 2014. The phone number for the conference call replay is 888-286-8010 (Domestic) or 617-801-6888 (International) with access code 60225701. Additionally, the recorded conference call will be accessible through our website at http://www.herculesoffshore.com for 7 days after the conference call.
Additional Information
Headquartered in Houston, Hercules Offshore, Inc. operates a fleet of 38 jackup rigs and 24 liftboats. The Company offers a range of services to oil and gas producers to meet their needs during drilling, well service, platform inspection, maintenance, and decommissioning operations in several key shallow water provinces around the world. For more information, please visit our website at http://www.herculesoffshore.com.
The news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements are subject to a number of risks, uncertainties and assumptions, including the factors described in Hercules Offshore's most recent periodic reports and other documents filed with the Securities and Exchange Commission, which are available free of charge at the SEC's website at http://www.sec.gov or the Company's website at http://www.herculesoffshore.com. Hercules Offshore cautions you that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected or implied in these statements.

Contact Information:

Son P. Vann, CFA
Vice President Investor Relations and Planning
Hercules Offshore, Inc.
713-350-8508

HERCULES OFFSHORE, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)

	December 31, 2013	December 31, 2012
	(Unaudited)
ASSETS
Current Assets:
Cash and Cash Equivalents	$198,406	$259,193
Restricted Cash	—	2,027
Accounts Receivable, Net	220,139	167,936
Prepaids	20,395	16,135
Current Deferred Tax Asset	—	21,125
Other	17,363	12,191
	456,303	478,607
Property and Equipment, Net	1,808,526	1,462,755
Equity Investment	—	38,191
Other Assets, Net	25,743	37,077
	$2,290,572	$2,016,630
LIABILITIES AND EQUITY
Current Liabilities:
Short-term Debt and Current Portion of Long-term Debt	$—	$67,054
Accounts Payable	80,018	58,615
Accrued Liabilities	81,500	82,781
Interest Payable	33,067	17,367
Insurance Notes Payable	9,568	9,123
Other Current Liabilities	30,954	26,483
	235,107	261,423
Long-term Debt, Net of Current Portion	1,210,676	798,013
Deferred Income Taxes	3,576	56,821
Other Liabilities	17,513	17,611
Commitments and Contingencies
Stockholders' Equity	823,700	882,762
	$2,290,572	$2,016,630

HERCULES OFFSHORE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
	(Unaudited)	(Unaudited)	(Unaudited)
Revenue	$235,341	$174,735	$858,300	$618,225
Costs and Expenses:
Operating Expenses	105,793	103,593	461,332	370,096
Asset Impairment	114,168	—	114,168	108,216
Depreciation and Amortization	41,037	34,186	151,943	142,329
General and Administrative	19,604	19,756	79,425	57,311
	280,602	157,535	806,868	677,952
Operating Income (Loss)	(45,261)	17,200	51,432	(59,727)
Other Income (Expense):
Interest Expense	(18,753)	(17,819)	(73,248)	(72,734)
Loss on Extinguishment of Debt	(29,295)	—	(29,295)	(9,156)
Gain on Equity Investment	—	—	14,876	—
Other, Net	134	1,132	(1,518)	1,896
Income (Loss) Before Income Taxes	(93,175)	513	(37,753)	(139,721)
Income Tax Benefit (Provision)	(7,665)	1,892	10,944	18,721
Income (Loss) from Continuing Operations	(100,840)	2,405	(26,809)	(121,000)
Income (Loss) from Discontinued Operations, Net of Taxes	(312)	1,862	(41,308)	(6,004)
Net Income (Loss)	(101,152)	4,267	(68,117)	(127,004)
Loss attributable to Noncontrolling Interest	—	—	39	—
Net Income (Loss) attributable to Hercules Offshore, Inc.	$(101,152)	$4,267	$(68,078)	$(127,004)
Net Income (Loss) attributable to Hercules Offshore, Inc. Per share:
Basic:
Income (Loss) from Continuing Operations	$(0.63)	$0.02	$(0.17)	$(0.79)
Income (Loss) from Discontinued Operations	—	0.01	(0.26)	(0.04)
Net Income (Loss)	$(0.63)	$0.03	$(0.43)	$(0.83)
Diluted:
Income (Loss) from Continuing Operations	$(0.63)	$0.01	$(0.17)	$(0.79)
Income (Loss) from Discontinued Operations	—	0.02	(0.26)	(0.04)
Net Income (Loss)	$(0.63)	$0.03	$(0.43)	$(0.83)
Weighted Average Shares Outstanding:
Basic	159,756	158,594	159,501	153,722
Diluted	159,756	160,459	159,501	153,722

HERCULES OFFSHORE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Twelve Months Ended December 31,
	2013	2012
	(Unaudited)
Cash Flows from Operating Activities:
Net Loss	$(68,078)	$(127,004)
Adjustments to Reconcile Net Loss to Net Cash Provided by Operating Activities:
Depreciation and Amortization	162,841	166,426
Stock-Based Compensation Expense	9,960	6,243
Deferred Income Taxes	(30,940)	(33,236)
Provision (Benefit) For Doubtful Accounts Receivable	642	(8,847)
Gain on Equity Investment	(14,876)	—
Asset Impairment	158,538	108,216
Gain on Insurance Settlement	(31,600)	(30,668)
(Gain) Loss on Disposal of Assets, Net	7,355	(33,396)
Non-Cash Portion of Loss on Extinguishment of Debt	9,012	2,738
Other	8,319	5,520
Net Change in Operating Assets and Liabilities	(28,703)	12,371
Net Cash Provided by Operating Activities	182,470	68,363
Cash Flows from Investing Activities:
Acquisition of Assets, Net of Cash Acquired	(200,957)	(40,000)
Additions of Property and Equipment	(536,605)	(127,180)
Deferred Drydocking Expenditures	(8,382)	(11,425)
Cash Paid for Equity Investment	—	(4,288)
Insurance Proceeds Received	51,430	54,139
Proceeds from Sale of Assets, Net	117,350	72,897
Other	4,501	3,588
Net Cash Used in Investing Activities	(572,663)	(52,269)
Cash Flows from Financing Activities:
Long-term Debt Borrowings	700,000	500,000
Long-term Debt Repayments	—	(452,909)
Redemption of 3.375% Convertible Senior Notes	(61,274)	(27,606)
Redemption of 10.5% Senior Notes	(300,000)	—
Common Stock Issuance	—	96,696
Payment of Debt Issuance Costs	(10,643)	(7,717)
Other	1,323	284
Net Cash Provided by Financing Activities	329,406	108,748
Net Increase (Decrease) in Cash and Cash Equivalents	(60,787)	124,842
Cash and Cash Equivalents at Beginning of Period	259,193	134,351
Cash and Cash Equivalents at End of Period	$198,406	$259,193

HERCULES OFFSHORE, INC. AND SUBSIDIARIES SELECTED FINANCIAL AND OPERATING DATA (Dollars in thousands, except per day amounts) (Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
Domestic Offshore:
Number of rigs (as of end of period)	28	29	28	29
Revenue	$135,617	$91,099	$522,705	$355,762
Operating expenses	33,279	60,078	232,166	236,485
Asset impairment	114,168	—	114,168	25,502
Depreciation and amortization expense	19,235	18,960	78,526	76,890
General and administrative expenses	2,938	2,194	7,643	8,130
Operating income (loss)	$(34,003)	$9,867	$90,202	$8,755
International Offshore:
Number of rigs (as of end of period)	10	8	10	8
Revenue	$63,540	$49,837	$190,376	$135,047
Operating expenses	51,881	27,083	145,650	66,144
Asset impairment	—	—	—	82,714
Depreciation and amortization expense	16,204	10,490	51,759	45,577
General and administrative expenses	2,222	2,499	12,729	(183)
Operating income (loss)	$(6,767)	$9,765	$(19,762)	$(59,205)
International Liftboats:
Number of liftboats (as of end of period)	24	24	24	24
Revenue	$36,184	$33,799	$145,219	$127,416
Operating expenses	20,633	16,432	83,516	67,467
Depreciation and amortization expense	4,755	4,024	18,627	17,213
General and administrative expenses	1,114	1,733	5,501	4,588
Operating income	$9,682	$11,610	$37,575	$38,148
Total Company:
Revenue	$235,341	$174,735	$858,300	$618,225
Operating expenses	105,793	103,593	461,332	370,096
Asset impairment	114,168	—	114,168	108,216
Depreciation and amortization expense	41,037	34,186	151,943	142,329
General and administrative expenses	19,604	19,756	79,425	57,311
Operating income (loss)	(45,261)	17,200	51,432	(59,727)
Interest expense	(18,753)	(17,819)	(73,248)	(72,734)
Loss on extinguishment of debt	(29,295)	—	(29,295)	(9,156)
Gain on equity investment	—	—	14,876	—
Other, net	134	1,132	(1,518)	1,896
Income (loss) before income taxes	(93,175)	513	(37,753)	(139,721)
Income tax benefit (provision)	(7,665)	1,892	10,944	18,721
Income (loss) from continuing operations	(100,840)	2,405	(26,809)	(121,000)
Income (loss) from discontinued operations, net of taxes	(312)	1,862	(41,308)	(6,004)
Net income (loss)	(101,152)	4,267	(68,117)	(127,004)
Loss attributable to noncontrolling interest	—	—	39	—
Net income (loss) attributable to Hercules Offshore, Inc.	$(101,152)	$4,267	$(68,078)	$(127,004)

HERCULES OFFSHORE, INC. AND SUBSIDIARIES SELECTED FINANCIAL AND OPERATING DATA - (Continued) (Dollars in thousands, except per day amounts) (Unaudited)

	Three Months Ended December 31, 2013
	Operating Days	Available Days	Utilization (1)	Average Revenue per Day (2)	Average Operating Expense per Day (3)
Domestic Offshore	1,354	1,656	81.8%	$100,160	$20,096
International Offshore	457	637	71.7%	139,037	81,446
International Liftboats	1,397	2,116	66.0%	25,901	9,751

	Three Months Ended December 31, 2012
	Operating Days	Available Days	Utilization (1)	Average Revenue per Day (2)	Average Operating Expense per Day (3)
Domestic Offshore	1,346	1,656	81.3%	$67,681	$36,279
International Offshore	362	460	78.7%	137,671	58,876
International Liftboats	1,472	1,968	74.8%	22,961	8,350

	Twelve Months Ended December 31, 2013
	Operating Days	Available Days	Utilization (1)	Average Revenue per Day (2)	Average Operating Expense per Day (3)
Domestic Offshore	5,930	6,649	89.2%	$88,146	$34,917
International Offshore	1,572	2,177	72.2%	121,104	66,904
International Liftboats	5,900	8,336	70.8%	24,613	10,019

	Twelve Months Ended December 31, 2012
	Operating Days	Available Days	Utilization (1)	Average Revenue per Day (2)	Average Operating Expense per Day (3)
Domestic Offshore	5,760	6,588	87.4%	$61,764	$35,896
International Offshore	1,331	2,336	57.0%	101,463	28,315
International Liftboats	5,383	7,670	70.2%	23,670	8,796
_____________________________

(1)
Utilization is defined as the total number of days our rigs or liftboats, as applicable, were under contract, known as operating days, in the period as a percentage of the total number of available days in the period. Days during which our rigs and liftboats were undergoing major refurbishments, upgrades or construction, and days during which our rigs and liftboats are cold stacked, are not counted as available days. Days during which our liftboats are in the shipyard undergoing drydocking or inspection are considered available days for the purposes of calculating utilization.

(2)
Average revenue per rig or liftboat per day is defined as revenue earned by our rigs or liftboats, as applicable, in the period divided by the total number of operating days for our rigs or liftboats, as applicable, in the period.

(3)
Average operating expense per rig or liftboat per day is defined as operating expenses, excluding depreciation and amortization, incurred by our rigs or liftboats, as applicable, in the period divided by the total number of available days in the period. We use available days to calculate average operating expense per rig or liftboat per day rather than operating days, which are used to calculate average revenue per rig or liftboat per day, because we incur operating expenses on our rigs and liftboats even when they are not under contract and earning a dayrate. In addition, the operating expenses we incur on our rigs and liftboats per day when they are not under contract are typically lower than the per day expenses we incur when they are under contract.

Hercules Offshore, Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP Financial Measures
(Unaudited)
(In thousands, except per share data)
We report our financial results in accordance with generally accepted accounting principles (GAAP). However, management believes that certain non-GAAP performance measures and ratios may provide users of this financial information additional meaningful comparisons between current results and results in prior operating periods. Non-GAAP financial measures we may present from time to time are operating income, net income or diluted earnings per share excluding certain charges or amounts. These adjusted income amounts are not a measure of financial performance under GAAP. Accordingly, they should not be considered as a substitute for operating income, income from continuing operations, net income, earnings per share or other income data prepared in accordance with GAAP. See the table below for supplemental financial data and corresponding reconciliations to GAAP financial measures for the three and twelve months ended December 31, 2013 and the twelve months ended December 31, 2012. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company's reported results prepared in accordance with GAAP. The non-GAAP measures included in this press release have been reconciled to the nearest GAAP measure in the following table:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013		2013		2012
Operating Income (Loss):
GAAP Operating Income (Loss)	$(45,261)		$51,471		$(59,727)
Adjustment	94,066	(a)	94,066	(a)	62,598	(e)
Non-GAAP Operating Income	$48,805		$145,537		$2,871
Other Expense:
GAAP Other Expense	$(47,914)		$(89,185)		$(79,994)
Adjustment	29,295	(b)	14,419	(c)	9,156	(f)
Non-GAAP Other Expense	$(18,619)		$(74,766)		$(70,838)
Benefit (Provision) for Income Taxes:
GAAP Benefit (Provision) for Income Taxes	$(7,665)		$10,944		$18,721
Tax Adjustment	—		(37,729)	(d)	(12,796)
Non-GAAP Benefit (Provision) for Income Taxes	$(7,665)		$(26,785)		$5,925
Loss from Continuing Operations attributable to Hercules Offshore, Inc.:
GAAP Loss from Continuing Operations	$(100,840)		$(26,770)		$(121,000)
Total Adjustment	123,361		70,756		58,958
Non-GAAP Income (Loss) from Continuing Operations	$22,521		$43,986		$(62,042)
Diluted Earnings (Loss) per Share:
GAAP Diluted Loss per Share	$(0.63)		$(0.17)		$(0.79)
Adjustment per Share	0.77		0.44		0.39
Non-GAAP Diluted Earnings (Loss) per Share	$0.14		$0.27		$(0.40)
 _____________________________

(a)
This amount represents a $114.2 million non-cash impairment charge of property and equipment; an $11.5 million loss on the sale of Hercules 170; and a $31.6 million gain on the insurance settlement on Hercules 265.

(b)	This amount represents a charge of $29.3 million related to retirement of our 10.5% senior notes and issuance of our 7.5% senior notes.

(c)
This amount represents a charge of $29.3 million related to retirement of our 10.5% senior notes and issuance of our 7.5% senior notes, as well as a non-cash gain of $14.9 million related to the adjustment of our investment in Discovery Offshore to fair market value at the date our controlling interest was obtained.

(d)	This amount represents a tax benefit recognized of $37.7 million related to the change in characterization of the Seahawk acquisition for tax purposes from a purchase of assets to a reorganization.

(e)
This amount represents a non-cash impairment charge of property and equipment and related costs of $108.2 million; an $18.4 million gain on the sale of Platform Rig 3; and a $27.3 million insurance settlement gain on Hercules 185. On an after-tax basis, these adjustments approximated $53.0 million.

(f)
This amount represents (i) a charge of $6.4 million related to our debt refinancing in April 2012; (ii) a non-cash charge of $1.4 million related to the write-off of unamortized issuance costs in connection with the April 2012 termination of our prior term loan and (iii) a $1.3 million loss on the retirement of a portion of our 3.375% convertible senior notes. On an after-tax basis, these adjustments approximated $6.0 million.